Exhibit 99.2

Third Quarter Fiscal Year 2017

Prepared Remarks    October 19, 2017
Jonathan Bush, Chief Executive Officer
Jack Kane, Director and interim Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with the third quarter fiscal year 2017 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in our live conference call and webcast on Friday, October 20, 2017, at 8:00 a.m. Eastern Time, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code no. 88906726, or visit the Investors section of our website at www.athenahealth.com. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code no. 88906726. A webcast replay will also be archived on our website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook, including our revised fiscal 2017 guidance; statements regarding the implementation and impact of our strategic initiatives; statements regarding the strength of the drivers of our long-term success; statements regarding our ability to reduce our clients' administrative burden and to increase the value in our co-sourcing model; statements regarding improvements in patient engagement; statements regarding our major areas of focus in 2017; statements regarding the benefits of and demand for our service offerings; statements regarding our efforts to improve our Net Promoter Score; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures for Fiscal Year 2017 Guidance” sections of these remarks. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “expect,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to manage changes in our management team; the impact of our acquisition of Praxify; our ability to maintain consistently high growth rates due to lengthening client sales cycles; the impact of changes in our business model and structure; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly skilled employees; our fluctuating operating results; our ability to retain our clients and maintain client revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements. However, not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available at this time. The probable significance of providing such non-GAAP measures is that the GAAP measure could be materially different from the corresponding non-GAAP measures. Our earnings press releases containing such non-GAAP reconciliations can be found in the Investors section of our website at www.athenahealth.com.
About athenahealth
athenahealth partners with hospital and ambulatory clients to drive clinical and financial results. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates® and other point-of-care mobile apps.
athenahealth connects care across a national network of 106,000 providers and 102 million patients. Our network provides clients better insight across their own organization as well as the ability to learn from the experience of every other provider on the network. Through our model, we infuse the knowledge clients need to thrive in a changing industry directly into their workflow, from clinical guidelines to payer rules. We take on back-office work at scale so providers can focus on patients, not paperwork, and get paid more, faster.
athenahealth received the 2017 Best in KLAS award for #1 practice management vendor in the 11-75 segment, and was rated a leader in interoperability in 2016.
Opening Remarks
athenahealth continues to go through a metamorphosis and we are making the necessary changes to drive sustainable, profitable growth. During Q3, we grew revenue 10% over third quarter last year, delivered earnings ahead of our internal plans, and continued to deliver on the key strategic initiatives that we set at the beginning of the year. We also announced a strategic plan to increase operational focus, gain efficiency and move faster on our highest value strategic objectives. We believe these actions put us in a strong position to gain market share, increase levels of profitable growth, and enhance shareholder value.

Update on Strategic Initiatives to Drive Increased Levels of Profitable Growth and Enhance Shareholder Value
As previously announced on August 1, 2017, the Board of Directors and management team have been conducting a strategic review of our operational and financial strategy, leadership and governance. As a result of this review, today we are announcing an increase to our previously identified cost savings target. On October 13, 2017, the Board approved a comprehensive strategic plan to generate $100 million to $115 million of gross pre-tax expense savings. We expect to realize substantially all of these savings by the end of 2018. We expect to achieve these savings through a new organizational design, marketing program rationalization, real estate optimization, including the closure of offices in San Francisco and Princeton, and other reduced overheard.
The organizational redesign will result in a leaner, more simplified structure that is more responsive to client needs and is expected to improve employee engagement by increasing efficiencies, streamlining workflow, and enhancing accountability. As a result of the redesign, we expect an approximately 9% reduction to our workforce across the organization. We expect to incur total pre-tax charges of approximately $15 million to $25 million, the majority of which will be recognized in the fourth quarter of 2017, primarily related to these workforce reductions.
While we plan to reinvest a portion of the $100 million to $115 million of savings to drive innovation and fund our highest priority initiatives, we expect the majority of the savings to flow to the bottom line and drive margin improvement, consistent with our commitment to sustainable profitable growth and value creation. athenahealth remains committed to significantly increasing operating margins in 2018.
Results Overview
athenahealth’s top line results for the third quarter of fiscal year 2017 reflect ongoing weakness in provider utilization across our network. In addition, we had one less working day in Q3 2017 than we did in the prior year period, and this negatively impacted our topline growth by almost 2%. We also experienced a headwind to Q3 revenue growth of less than $2 million, or less than 1%, due to Hurricanes Harvey and Irma. Our bottom line results for the quarter reflect continued investment to further expand and deepen our services and evolve our platform.
•Total revenue:

◦	$304.6 million in Q3 2017, representing 10% growth over $276.7 million in Q3 2016
•GAAP Gross Profit and Margin:

◦	$160.6 million, or 52.7% of total revenue, in Q3 2017, an increase of 13% over $142.0 million, or 51.3%, in Q3 2016

•	Service Automation Profit and Rate (formerly referred to as Non-GAAP Adjusted Gross Profit and Margin):

◦	$194.9 million, or 64.0% of total revenue, in Q3 2017, an increase of 8% over $180.0 million, or 65.1% of total revenue, in Q3 2016

•	GAAP Selling and Marketing expense:

◦	$61.8 million, or 20.3% of total revenue, in Q3 2017, an increase of 0.5% over $61.5 million, or 22.2% of total revenue, in Q3 2016

•	GAAP Research and Development expense:

◦	$44.8 million, or 14.7% of total revenue, in Q3 2017, an increase of 45% over $31.0 million, or 11.2% of total revenue, in Q3 2016

•	GAAP General and Administrative expense:

◦	$35.4 million, or 11.6% of total revenue, in Q3 2017, an increase of 3% over $34.3 million, or 12.4% of total revenue, in Q3 2016

•	GAAP Operating Income and Margin:

◦	$18.6 million, or 6.1% of total revenue, in Q3 2017, an increase of 22% over $15.2 million, or 5.5% of total revenue, in Q3 2016

•	Non-GAAP Adjusted Operating Income and Margin:

◦	$39.5 million, or 13.0% of total revenue, in Q3 2017, a decrease of 5% from $41.6 million, or 15.0% of total revenue, in Q3 2016

•	GAAP Net Income:

◦	$13.0 million, or $0.32 per diluted share, in Q3 2017, a decrease of 6% from $13.9 million, or $0.35 per diluted share, in Q3 2016

•	Non-GAAP Adjusted Net Income:

◦	$22.9 million, or $0.56 per diluted share, in Q3 2017, a decrease of 5% from $24.1 million, or $0.60 per diluted share, in Q3 2016
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. For 2017, we have again developed a streamlined and heavily weighted scorecard focused on 11 key stability, performance, satisfaction, and financial metrics. The table below shows the scorecard results for Q1 2017, Q2 2017, Q3 2017, and year-to-date Q3 2017. Please reference the last page of this document for definitions of our corporate scorecard metrics.

athenahealth 2017 Corporate Scorecard

	Q1 2017 Results	Q2 2017 Results	Q3 2017 Results	YTD 2017 Results

Stability (10% weight)
Voluntary Turnover	3.2%	4.3%	4.1%	11.5%
New Hires Leaving in 12 Months	5.7%	4.6%	4.4%	14.7%
Employee Engagement	(a)	4.1	(a)	4.1
Stability Results	71%	65%	70%	69%

Performance (40% weight)
athenaCollector Composite	99.6%	94.7%	90.1%	93.8%
athenaClinicals Composite	101.9%	99.6%	96.8%	99.4%
athenaCommunicator Composite	94.2%	93.2%	86.8%	91.0%
Hospital Composite	92.8%	80.8%	64.7%	78.1%
Performance Results	98%	92%	85%	91%

Satisfaction (15% weight)
Client Net Promoter Score	25.4	35.2	28.7	29.8
Inbound Contacts per Provider per Month	0.56	0.52	0.49	0.53
Satisfaction Results	104%	112%	89%	101%

Financial (35% weight)
Bookings (b)	(b)	(b)	(b)	(b)
Non-GAAP Adjusted Operating Income Growth	(9)%	50%	(5)%	8%
Financial Results (c)	43%	67%	37%	48%

Total Results	77%	84%	67%	75%

(a)	Employee Engagement surveys are completed twice per year with results reported in Q2 and Q4 only.

(b)	Bookings results are disclosed on an annual basis only.

(c)	Financial metrics are being measured against the original fiscal year 2017 budget.
Our Q3 2017 corporate scorecard metrics results are further explained below:

•	Stability metrics:

◦
Voluntary Turnover of 4.1% in Q3 2017 was unfavorable to our goal of 2.8%. We closely track employee retention metrics and employee engagement survey scores. We continue to drive programs that attract, develop, and retain top talent. During the third quarter, we increased focus on developing front line managers, connecting employees to company strategy, and creating a best-in-class employee experience across athenaNation.

◦
New Hires Leaving in 12 Months result of 4.4% in Q3 2017 was unfavorable to our goal of 4.0%. Our talent acquisition team continually works to improve the quality of hires, particularly critical product and research and development roles. During the third quarter, we introduced a new behavioral interview framework to ensure that we are identifying and hiring candidates with a strong cultural fit.

•	Performance metrics:

◦	athenaCollector Composite result of 90.1% in Q3 2017 was driven by a slightly higher than expected Collector Claim Inflow Rate, primarily attributable to an increase in client custom rules implemented in April 2017. The athenaCollector team remains focused on identifying and reducing client custom rules and replacing them with global rules as part of the team’s effort to broadly reduce client work.

◦	athenaClinicals Composite result of 96.8% in Q3 2017 was driven by a slightly higher than expected Clinicals Client Inflow Rate and in-line performance for After-Hours Documentation Rate.

◦
athenaCommunicator Composite result of 86.8% in Q3 2017, driven by lower Online Self Pay Rate results than planned. We remain focused on improving this metric by increasing portal adoption and improving patient engagement, as we believe both are key to driving faster collections of patient payments.

◦
Hospital Composite result of 64.7% in Q3 2017, primarily driven by lower than expected percentage of Clients Meeting Cash Flow Goal for the quarter. New clients on our network typically experience a short term decrease in collections post go-live, and during Q3 2017 we brought more hospitals live than we did in the first and second quarters of 2017. On average, hospital clients live on athenaNet for a full year are achieving cash collections of 105% of baseline. As a larger number of new hospital clients transition off legacy accounts receivable systems and onto our hospital service, we expect cash collections to improve over time. As part of our service delivery, our billing performance team closely monitors and measures the performance of every hospital on our athenaOne for Hospitals and Health Systems service. The team is focused on maximizing the financial performance of our hospital clients, and provides dedicated performance monitoring and proactive claim resolution to drive improvements in client collections.

•	Satisfaction metrics:

◦
Client Net Promoter Score of 28.7 in Q3 2017, versus goal of 35.0 and declined from 35.2 in Q2 2017. While our score declined sequentially, we have made significant progress improving this metric year-to-date. In addition, we have improved client response rates, have better insight into client concerns, and have action plans underway to continue to improve our customer support and service delivery. It is also important to note that our Q3 net promoter score of 28.7 has improved 13% since we last surveyed this cohort of clients in the first quarter and has improved 42% year over year. We have a number of initiatives underway that we believe will improve our Net Promoter Score over the long run. We have product leaders focused solely on improving service delivery and performance. We have reduced the number of releases that impact client workflows to three times a year as part of our agile transformation. We are also working on improving our overall service experience, particularly on the customer support side by taking care of client issues in a more timely fashion. These initiatives continue to be significant areas of focus for us in 2017.

◦	Inbound Contacts per Provider per Month of 0.49 in Q3 2017, favorable to our goal of 0.51.

•	Financial metrics:

◦	Our financial scorecard results came in at 37% as bookings and non-GAAP Adjusted Operating Income Growth results are being measured against our original fiscal year 2017 budget.
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers, covered lives, and discharge bed days managed by or transacted across our network are appropriate metrics to use when measuring our market share. During Q3 2017:

•	71% of all new athenaCollector deals included athenaClinicals in Q3 2017, compared to 81% in Q3 2016

•	67% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator in Q3 2017, compared to 79% in Q3 2016.

•	54.4% of total athenaCollector providers have adopted athenaClinicals as of Q3 2017, up from 54.7% as of Q2 2017

•	63.5% of total athenaCollector providers have adopted athenaCommunicator as of Q3 2017, up from 62.7% as of Q2 2017

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q2 2017 to Q3 2017 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 6/30/17	100,306	54,909	62,928	14,107	2,781,635
Sequential Growth	6,176	3,027	4,662	5,683	460,993
Ending Balance as of 9/30/17	106,482	57,936	67,590	19,790	3,242,628
Sequential Growth %	6%	6%	7%	40%	17%
NOTE: Please see the Supplemental Metrics sheet in this document for a new disclosure of quarterly total providers on athenaCollector under the refined definition for fiscal year 2016.
Revenue Discussion
Q3 2017 revenue was $304.6 million and grew by 10% (or $27.9 million) over Q3 2016. Revenue for the nine months ended September 30, 2017 was $891.1 million and grew by 12% (or $96.4 million) over the same period last year.

	Q3 2017	Q3 2016	Y/Y Growth%
Business services	$295.8	$267.1	11%
Implementation and other	$8.8	$9.6	(8)%
Consolidated Revenue	$304.6	$276.7	10%

	YTD Q3 2017	YTD Q3 2016	Y/Y Growth%
Business services	$867.1	$768.7	13%
Implementation and other	$24.0	$26.0	(8)%
Consolidated Revenue	$891.1	$794.7	12%
Note: Implementation and other revenue consists of all of our non-core revenue streams, and includes the amortization of deferred revenue on implementation services, as well as third-party operating lease-based tenant revenue. We expect the amortization of deferred implementation fees to decline, as we began including implementation fees in our ongoing monthly rate in 2014 for newly-acquired clients.

Service Automation Rate Discussion
Our Service Automation Rate, formerly referred to as Non-GAAP Adjusted Gross Margin, was 64.0% for Q3 2017, down approximately 110 basis points from 65.1% in Q3 2016, primarily due to planned investments to support client work reduction initiatives as well as to increase the scale and reliability of athenaNet. In addition, we continue to appropriately invest in our core ambulatory and hospital services as part of our work reduction efforts. We are broadening and deepening our core services to further reduce administrative burden and increase the value of our co-sourcing model.
Balance Sheet and Cash Flow Highlights
As of September 30, 2017, we had cash and cash equivalents of $122.7 million and outstanding indebtedness of $277.5 million. Operating cash flow increased by $20.6 million from net cash provided by operating activities of $136.0 million for the nine months ended September 30, 2016, to net cash provided by operating activities of $156.6 million for the nine months ended September 30, 2017. This increase in net cash provided by operating activities is primarily due to an increase in net income excluding the effect of non-cash items.
Service Delivery and Operational Highlights
Our mission is to be healthcare providers’ most trusted service, helping them do well by doing the right thing. By combining three distinct but interconnected components - network, knowledge, and work - we empower our clients to achieve and sustain financial health while staying focused on quality patient care. We have developed a number of network-enabled services to support healthcare providers across the continuum of care. We offer various combinations of our services to our clients, including athenaOne and athenaOne for Hospitals and Health Systems, depending on whether they are medical groups and practices or hospitals and larger health systems. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates and other point-of-care mobile apps.

We entered 2017 focused on four strategic initiatives: 1) deepening our services, 2) executing in the small hospital market, 3) investing in our platform, and 4) building out nationwide connectivity for the network. Here are some highlights from the third quarter that demonstrate the power of our network-enabled services and the progress we are making towards building the first true platform company in healthcare.

•
Work reduction efforts: We built our business model on reducing administrative work and have doubled down on this commitment with our work reduction efforts for all clients on our network and with our work reduction guarantee for the independent medical group segment. Based on our efforts to date, our clients are spending less time handling paper, chasing denials, obtaining prior authorizations, conducting patient outreach, and manually populating patient records. The reduction in administrative burden allows our clients to spend more time with their patients. We launched our work reduction guarantee in June 2017, further accentuating the uniqueness of our cloud-based services model. The combination of our work reduction efforts, service improvements, and work reduction guarantee is resonating in the market. While we continue to experience less buying activity among our prospects overall, during Q2 2017 and Q3 2017, our independent medical group segment enjoyed the highest meeting-to-win rate since 2014.

•
Continued momentum in the small hospital market: We continued our in-market momentum and success in the small hospital space during Q3 2017. While we acknowledge that our model may not be the right fit for everyone, we continue to successfully support community hospitals with low up-front costs, aligned incentives, and no maintenance costs. Our footprint continues to expand with 56 hospital clients fully live as of Q3 2017 and the volume of activity on our network continues to accelerate with 40% sequential growth in discharge bed days from Q2 2017 to Q3 2017. As our client base grows, so does our ability to learn, deepen, and scale our services, and further improve the financial and operational performance of our hospital clients. We continued to improve our implementation process and, as a result, we brought more hospitals live during the third quarter than we did in the first and second quarters. Our ability to leverage the power of our network is further demonstrated by improving our client performance. Notably, hospital clients live on athenaNet for a full year are achieving, on average, cash collections of 105% of baseline. We are also identifying new opportunities to take on work on our client’s behalf. For example, we are now including prior authorization and pre-certification services as part of our hospital offering. Hospital client satisfaction remains high with a net promoter score above our corporate average in Q3 2017. As a result, we have a growing number of hospital clients agreeing to share their stories and experiences partnering with athenahealth. We recently published a case study profiling Minnie Hamilton’s improvements in same-day chart completion and reduction in days in accounts receivable since switching from a competitor’s software to our athenaOne for Hospitals and Health Systems service. After a smooth transition to athenaOne for Hospitals & Health Systems, Minnie Hamilton now enjoys the all-in-one service they were looking for with improved efficiency, stronger revenue, happy providers, and better patient care at a much lower cost.

•
Building out the most connected network in healthcare: We are connecting providers to each other, to their patients, to public and private health registries, to hospitals, and to other best-in-breed third-party health IT solutions via our athenahealth Marketplace. Today, we connect care across a national network of 106,000 providers and 102 million patients. Our national network is connected to over 100 health information exchanges, over 3,000 imaging centers, over 7,000 labs, and over 60,000 pharmacies. But we believe that just growing the network is not enough. As a result, we remain focused on deepening the value of our network connections each and every day. For example, we are making tremendous progress with our patient record sharing capabilities via CommonWell and Carequality. After successfully exchanging over 2.6 million patient records through CommonWell and Carequality as part of a beta program this year, we expect to launch our patient record sharing capabilities across our entire client base in Q4 2017. Our patient record sharing capability gives healthcare providers more visibility into patient health history across the continuum of care, reduces duplication of work, and enables more timely, seamless care coordination. Here is just one example of how our clients are utilizing and benefiting from our patient record sharing capabilities. A primary care physician on our network needed access to the care being received by a patient who was recently diagnosed with breast cancer. As a result of patient record sharing, we were able to obtain the necessary radiology, oncology, and consult notes from the specialists on a timely basis and present them in the patient chart. This critical information helped our client stay informed about the patient’s care, improve communications with the patient about her cancer treatment plan and medications, as well as coordinate her care with the other providers. While it is just one example, it clearly demonstrates that patient record sharing helps healthcare providers do their jobs better. Today, we are connected to 62% of the eligible Epic communities and 31% of the eligible Cerner sites and we are on track to be connected into 100% of the eligible Epic communities and 45% of the eligible Cerner sites by year end.

Business Development Update
On June 23, 2017, we acquired Praxify Technologies Inc. (“Praxify”), a Palo Alto-based company focused on reinventing how doctors work with health data to drive productivity, portability, and improved decision support. We expect that the acquisition of Praxify will help accelerate the delivery of our next-generation platform by adding significant expertise in mobile and user experience design. As of the third quarter, we remain on track with our integration plans.
Client Base Discussion
As our client base expands outside the traditional ambulatory market, we believe that total active providers, discharge bed days, and covered lives are the more appropriate metrics to use to define our network growth, client base, and market share.

As discussed at the Ninth Annual Investor Summit on December 15, 2016, we have made changes to our network growth metrics disclosure beginning in fiscal year 2017. We now disclose the following network growth metrics: 1) providers on athenaCollector, athenaClinicals and athenaCommunicator for athenaOne (ambulatory); 2) discharge bed days for athenaOne (hospital); and 3) covered lives for population health. In addition to providing these new metrics for athenaOne for Hospitals & Health Systems and athenahealth Population Health, we have also refined our definition of providers on our core ambulatory services to include additional provider types such as behavioral interventionists and certified physician assistants and further refined our definition of providers for athenaCommunicator to reflect providers whose practices have enabled the patient portal. The network growth metrics and sequential growth from Q2 2017 to Q3 2017 are displayed in the table below:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 6/30/17	100,306	54,909	62,928	14,107	2,781,635
Sequential Growth	6,176	3,027	4,662	5,683	460,993
Ending Balance as of 9/30/17	106,482	57,936	67,590	19,790	3,242,628
Sequential Growth %	6%	6%	7%	40%	17%
NOTE: Please see the Supplemental Metrics sheet in this document for a new disclosure of quarterly total providers on athenaCollector for fiscal year 2016 under the refined definition.
Client Implementations
Below are examples of publicly-disclosed clients that went live or partially live during Q3 2017:

•	Tenet Health continued the phased rollout of our full suite of ambulatory services, athenaOne, and brought four waves live in Q3 2017.

•	Trinity Health continued the phased rollout of our full suite of ambulatory services, athenaOne, and brought another wave live in Q3 2017.

•	Resurgens Orthopaedics went live on our full suite of ambulatory services, athenaOne, during Q3 2017.

Fiscal Year 2017 Outlook
We continue to face weaker utilization trends and a more challenging demand environment. In addition, some of our non-athenaOne revenue initiatives are not ramping as quickly as planned. We also expect a negative impact of approximately $4 million on our 2017 revenue from hurricanes Harvey and Irma. Despite these growth headwinds, we are making progress on our initiatives to run the business more efficiently while continuing to focus on growth in 2018 and beyond. Based on our third quarter performance and current expectations for the fourth quarter of 2017, we have revised our fiscal year 2017 guidance as of October 19, 2017. Our revised fiscal year 2017 financial guidance is summarized in the following table:

For the Fiscal Year Ending December 31, 2017
Forward-Looking Guidance
Financial Measures
GAAP Total Revenue	$1,200 million - $1,220 million
GAAP Operating Income	$29 million - $53 million
Non-GAAP Adjusted Operating Income	$135 million - $150 million
Financial Metric
Annual Bookings	$300 million - $350 million

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2017, and 2016:

(unaudited, in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Cost of revenue	$2.7	$4.4	$10.5	$13.7
Selling and marketing	4.3	5.1	13.2	14.3
Research and development	3.2	3.1	10.3	9.3
General and administrative	2.3	4.5	8.5	13.4
Total stock-based compensation expense	12.5	17.1	42.5	50.7
Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue (1)	0.5	1.2	2.1	3.7
Amortization of capitalized stock-based compensation related to software development allocated to research and development (1)	—	0.1	0.1	0.1
Total	$13.0	$18.4	$44.7	$54.5

(1)
In addition, for the three months ended September 30, 2017, and 2016, $0.6 million and $0.9 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets. For the nine months ended September 30, 2017, and 2016, $1.9 million and $2.1 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2017, and 2016:

(unaudited, in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Amortization of purchased intangible assets allocated to:
Cost of revenue	$1.9	$2.0	$4.3	$7.1
Selling and marketing	3.2	3.0	9.7	8.8
Total amortization of purchased intangible assets	$5.1	$5.0	$14.0	$15.9

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES

The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin and Service Automation Rate
Set forth below is a presentation of our “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue and our “Service Automation Profit” and “Service Automation Rate,” which represents Service Automation Profit as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Total revenue	$304.6	$276.7	$891.1	$794.7
Cost of revenue	144.0	134.7	432.2	400.0

GAAP Gross Profit	160.6	142.0	458.9	394.7

GAAP Gross Margin	52.7%	51.3%	51.5%	49.7%

Add: Stock-based compensation allocated to cost of revenue	2.7	4.4	10.5	13.7
Add: Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue	0.5	1.2	2.1	3.7
Add: Amortization of purchased intangible assets allocated to cost of revenue	1.9	2.0	4.3	7.1
Add: Integration and transaction costs allocated to cost of revenue	0.1	—	0.2	—
Add: Exit costs, including restructuring costs allocated to cost of revenue	—	0.1	—	0.4

Non-GAAP Adjusted Gross Profit (as redefined)	$165.8	$149.7	$476.0	$419.6

Non-GAAP Adjusted Gross Margin (as redefined)	54.4%	54.1%	53.4%	52.8%

Add: Amortization and depreciation expense allocated to cost of revenue	24.5	25.8	74.2	70.7
Add: Overhead expense allocated to cost of revenue	4.6	4.5	14.0	13.2

Service Automation Profit (1)	$194.9	$180.0	$564.2	$503.5
Service Automation Rate (1)	64.0%	65.1%	63.3%	63.4%

(1)	Service Automation Profit and Rate, formerly referred to as Non-GAAP Adjusted Gross Profit and Margin, excludes amortization, depreciation, and overhead costs.

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Total revenue	$304.6	$276.7	$891.1	$794.7

GAAP net income	13.0	13.9	21.5	11.2
Add: Provision for (benefit from) income taxes	4.2	(0.1)	6.1	(1.7)
Add: Total other expense	1.4	1.4	4.3	4.7
GAAP operating income	$18.6	$15.2	$31.9	$14.2

GAAP operating margin	6.1%	5.5%	3.6%	1.8%

Add: Stock-based compensation expense	12.5	17.1	42.5	50.7
Add: Amortization of capitalized stock-based compensation related to software development	0.5	1.3	2.2	3.8
Add: Amortization of purchased intangible assets	5.1	5.0	14.0	15.9
Add: Integration and transaction costs	2.8	0.8	6.8	1.1
Add: Exit costs, including restructuring costs	—	2.4	—	4.4
Less: Gain on investments, net	—	(0.2)	—	(0.2)

Non-GAAP Adjusted Operating Income	$39.5	$41.6	$97.4	$89.9

Non-GAAP Adjusted Operating Income Margin	13.0%	15.0%	10.9%	11.3%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income.”

(unaudited, in millions, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net income	$13.0	$13.9	$21.5	$11.2
Add: Stock-based compensation expense	12.5	17.1	42.5	50.7
Add: Amortization of capitalized stock-based compensation related to software development	0.5	1.3	2.2	3.8
Add: Amortization of purchased intangible assets	5.1	5.0	14.0	15.9
Add: Integration and transaction costs	2.8	0.8	6.8	1.1
Add: Exit costs, including restructuring costs	—	2.4	—	4.4
Less: Gain on investments, net	—	(0.2)	—	(0.2)

Sub-total of tax deductible items	20.9	26.4	65.5	75.7

Add: Tax impact of tax deductible items (1)	(8.4)	(10.6)	(26.2)	(30.3)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(2.6)	(5.6)	(4.9)	(5.5)

Non-GAAP Adjusted Net Income	$22.9	$24.1	$55.9	$51.1

Weighted average shares - diluted	40.7	40.0	40.6	40.0

Non-GAAP Adjusted Net Income per Diluted Share	$0.56	$0.60	$1.38	$1.28

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Non-GAAP Adjusted Net Income per Diluted Share
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in millions, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net income per share - diluted	$0.32	$0.35	$0.53	$0.28
Add: Stock-based compensation expense	0.31	0.43	1.05	1.27
Add: Amortization of capitalized stock-based compensation related to software development	0.01	0.03	0.05	0.10
Add: Amortization of purchased intangible assets	0.13	0.13	0.34	0.40
Add: Integration and transaction costs	0.07	0.02	0.17	0.03
Add: Exit costs, including restructuring costs	—	0.06	—	0.11
Less: Gain on investments, net	—	(0.01)	—	(0.01)

Sub-total of tax deductible items	0.51	0.66	1.61	1.89

Add: Tax impact of tax deductible items (1)	(0.21)	(0.27)	(0.65)	(0.76)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(0.06)	(0.14)	(0.12)	(0.14)

Non-GAAP Adjusted Net Income per Diluted Share	$0.56	$0.60	$1.38	$1.28

Weighted average shares - diluted	40.7	40.0	40.6	40.0

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2017 GUIDANCE

Please note that the figures presented below may not sum exactly due to rounding.
Non-GAAP Adjusted Operating Income Guidance
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin” guidance for fiscal year 2017, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	LOW	HIGH
	Fiscal Year Ending December 31, 2017
Total revenue	$1,200	$1,220

GAAP operating income	$29	$53

GAAP operating income margin	2.4%	4.3%

Add: Stock-based compensation expense	55	53
Add: Amortization of capitalized stock-based compensation related to software development	2	2
Add: Amortization of purchased intangible assets	19	19
Add: Integration and transaction costs	10	10
Add: Exit costs, including restructuring (1)	20	13
Add: Gain or loss on investments (2)	—	—

Non-GAAP Adjusted Operating Income	$135	$150

Non-GAAP Adjusted Operating Income Margin	11.3%	12.3%

(1)
As a result of our expected exit costs associated with our strategic plan, we have updated our reconciliation table of Non-GAAP financial measures to comparable GAAP measures for fiscal year 2017 guidance.

(2)
We currently do not anticipate gain or loss on investments during fiscal year 2017. However, if this item occurs in fiscal year 2017, we would exclude this item from our Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Income Margin.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
In Q4 2016, management redefined “Non-GAAP Adjusted Gross Profit” as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transactions costs allocated to cost of revenue, and (4) exit costs, including restructuring costs allocated to cost of revenue, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management defines “Service Automation Profit,” formerly referred to as Non-GAAP Adjusted Gross Profit, as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transaction costs allocated to cost of revenue, (4) exit costs, including restructuring costs allocated to cost of revenue, (5) amortization and depreciation expense allocated to cost of revenue, and (6) overhead expense allocated to cost of revenue, and “Service Automation Rate,” formerly referred to as Non-GAAP Adjusted Gross Margin, as Service Automation Profit as a percentage of total revenue. Management considers these non-GAAP financial measures and metrics to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures and metrics enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes; total other expense; stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments; and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income (loss) before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure or metric referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — Integration costs are the severance payments and retention bonuses for certain employees related to specific transactions. Transaction costs are costs related to strategic transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Exit costs, including restructuring costs — represents costs related to workforce reductions and to terminate certain lease or other agreements for strategic realignment purposes. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Gain or loss on investments — represents gains or losses on the sales, conversions, or impairments of our investments, such as marketable securities and More Disruption Please (“MDP”) Accelerator investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•
Non-GAAP tax rate — We use a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

Supplemental Metrics and Definitions

	Fiscal Year 2016				Fiscal Year 2017

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Network Growth
Total Providers on athenaCollector (1)	84,348	87,400	93,250	96,542	98,948	100,306	106,482
Total Providers on athenaClinicals (1)	n/a	n/a	n/a	49,482	52,273	54,909	57,936
Total Providers on athenaCommunicator (1)	n/a	n/a	n/a	57,861	60,070	62,928	67,590
Total Discharge Bed Days	n/a	n/a	3,802	6,107	11,350	14,107	19,790
Total Covered Lives	n/a	n/a	2,064,126	2,215,451	2,777,960	2,781,635	3,242,628

Client Performance
Net Promoter Score	34.0	29.3	20.2	23.9	25.4	35.2	28.7
Client Days in Accounts Receivable (“DAR”)	41.3	40.6	41.5	40.2	41.4	40.9	42.0
First Pass Resolution (“FPR”) Rate	94.2%	94.7%	94.5%	94.7%	93.3%	93.3%	93.4%
Electronic Remittance Advice (“ERA”) Rate	83.8%	84.9%	84.5%	85.3%	84.7%	85.1%	85.8%
Total Claims Submitted	41,246,696	42,261,855	42,611,244	45,841,213	47,253,923	48,401,956	47,882,116
Total Client Collections ($)	5,203,424,281	5,563,351,503	5,714,549,558	6,133,676,322	6,025,219,489	6,418,845,829	6,487,587,258
Total Working Days	62	64	64	61	62	64	63

Employees
Cost of Revenue	2,310	2,481	2,653	2,799	2,859	2,899	2,925
Selling & Marketing	652	727	762	769	745	777	749
Research & Development	1,355	1,336	1,406	1,283	1,357	1,388	1,466
General & Administrative	435	446	446	454	458	465	453
Total Employees	4,752	4,990	5,267	5,305	5,419	5,528	5,593
(1) Refined provider definition includes additional provider types (e.g., behavioral interventionists and certified physicians assistants) and further refines the provider definition for athenaCommunicator to reflect providers whose practices have enabled the patient portal

Exhibit 99.2

Supplemental Metrics Definitions

Network Growth
Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners and Registered Nurses.

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator. Effective January 1, 2017, total providers on athenaCommunicator is defined as total providers whose practices have enabled the patient portal.

Discharge Bed Days
Discharge bed days is defined as the number of days a patient is hospitalized in an inpatient level of care during the quarter. The day of the admission, but not the day of discharge, is counted. If both admission and discharge occur on the same day, it is counted as one inpatient day.

Covered Lives
Covered lives on the network is defined as the quarterly average of the number of patients for which we have eligibility, claims, pharmacy, or risk data in the Population Health platform, for a given client in a given month.

Client Performance
Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Cost of Revenue
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.

Exhibit 99.2

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover
The number of voluntary terminations within a quarter divided by the average of the starting headcount and ending headcount for the quarter. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

New Hires Leaving in 12 Months	The percentage of employees with less than one year of service from most recent hire date who left voluntarily or involuntarily during the quarter.
Employee Engagement	Quarterly engagement survey results for employees. Employee engagement results are reported in Q2 and Q4 only.

Performance
athenaCollector Composite
athenaCollector Composite consists of Ambulatory Days in Accounts Receivable (the average number of days that it takes outstanding balances on claims to be resolved), and Collector Claim Hold Inflow Rate (the number of times a claim moved into client HOLD and MGRHOLD buckets divided by the claims created during the month).

athenaClinicals Composite
athenaClinicals Composite consists of Clinicals Inbox Inflow Rate (the number of practice user actions moving the document into client work buckets divided by the number of clinical encounters during the month) and After-hours Documentation Rate (the percentage of encounter documentation that a provider does outside of business hours).

athenaCommunicator Composite
athenaCommunicator Composite consists of Self-Check In Rate (the number of appointments for which the patient began the self-check in process divided by the total number of appointments which were eligible for self-check in), and Online Self Pay Rate (the total number of self-service payments, not dollars, received via Quick Pay, Check In, or Portal, divided by the total number of payments received by the practice).

Hospital Composite
Hospital Composite consists of Hospital Collector - Hospital Clients Exceeding Cash Goal (the percentage of hospital clients with actual cash flows >=104% of their average cash flow prior to go-live) and Hospital Clinicals - True CPOE (Computerized Physician Order Entry) Adoption % (the number of inpatient orders input by physicians or mid-level providers divided by total inpatient orders. Only inpatient orders within inpatient departments are included).

Satisfaction
Client Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Inbound Contacts per Provider per Month	The number of voice and portal requests we receive on a monthly basis divided by the number of athenaCollector providers and athenaClinicals providers.

Financial
Bookings
Annual bookings are defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services; net of actual charge backs.

Non-GAAP Adjusted Operating Income Growth	Percentage growth of Non-GAAP Adjusted Operating Income in fiscal year 2017 over Non-GAAP Adjusted Operating Income in fiscal year 2016.